SEVERANCE AND CHANGE IN CONTROL AGREEMENT

    This SEVERANCE AND CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of the ____ day of ______, 202_ (the “Effective Date”) between Univar Solutions Inc., a Delaware corporation (“Univar Solutions”), and M_. _________ __________ (“Executive”).

Background

    Univar Solutions desires to align the interests of Executive with those of its shareholders by defining the terms that will govern Executive’s separation and removing the distraction from uncertainties faced by Executive before, during and after a change of control event. Executive benefits from this clarity and desires to be employed by Univar Solutions in accordance with this Agreement.

Terms and Conditions

    Executive and Univar Solutions agree as follows:

1.    Duties and Reporting Relationship. [Executive will serve as Univar Solutions’ President and Chief Executive Officer. Executive will report directly to Univar Solutions’ Board of Directors. Executive’s responsibilities will include all matters customarily assigned to Executive’s position and others that the Board of Directors reasonably assigns. Executive shall follow the reasonable instructions of the Board of Directors and comply with the rules, policies and procedures of Univar Solutions then in effect.] [Executive will serve as Univar Solutions’ [Executive/Senior] Vice President [functional description]. Executive will report directly to Univar Solutions’ Chief Executive Officer (the “CEO”) or such other executive as the CEO may designate. Executive’s responsibilities will include all matters customarily assigned to Executive’s position and others that the CEO reasonably assigns. Executive shall follow the reasonable instructions of the CEO and comply with the rules, policies and procedures of Univar Solutions then in effect.] Executive will perform all of Executive’s responsibilities in good faith, to the best of Executive’s abilities and in compliance with all applicable laws. Executive is a fiduciary to Univar Solutions and its Affiliates (as defined below) and is subject to any fiduciary obligation imposed by applicable laws in addition to the obligations defined under this Agreement. During Executive’s employment, Executive will not engage in any other professional or commercial activity that prevents Executive from carrying out Executive’s obligations under this Agreement.

2.    Termination of Employment. Either Executive or Univar Solutions may terminate Executive’s employment at any time, with or without Cause or Good Reason (each as defined below) and without advance notice subject to Section 3. The party terminating Executive’s employment must communicate the termination in writing.

3. Termination Entitlements. This Section sets forth scenarios under which Executive’s employment may terminate along with the payments and benefits due Executive under each scenario. Unless explicitly set forth in this Section 3 and subject to Section 19, Executive has no rights to receive payments or benefits due to the termination of Executive’s employment.

3.1 By Univar Solutions with Cause or by Executive without Good Reason. If Univar Solutions terminates Executive’s employment for Cause (as defined below) or if Executive terminates Executive’s employment without Good Reason (as defined below), Univar Solutions shall pay Executive any unpaid wages and unused accrued vacation earned through the termination date.

3.1.1.    “Cause,” shall mean Executive’s:
(i) willful failure to perform material duties with respect to Univar Solutions (except where due to a physical or mental incapacity) which continues beyond
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fifteen (15) days after a written demand for performance of those duties is delivered to Executive by Univar Solutions;
(ii) conviction of, plea of nolo contendere or any similar plea to
(A) the commission of a felony or any criminal offence that carries a maximum sentence of six (6) months or more;
(B) any misdemeanor that is a crime of moral turpitude;
(iii) gross negligence or willful or gross misconduct in connection with Executive’s employment;
(iv) engaging in outrageous activity or in any activity or behavior that is in violation of Univar Solutions’ code of conduct, as that may be in effect from time to time, where such activity or behavior is reasonably likely to cause material harm to Univar Solutions;
(v) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject; or
(vi) breach of any fiduciary duty.

In order to be “willful,” Executive’s action or inaction must be in bad faith or without reasonable belief that such action was in the best interests of Univar Solutions. For purposes of this Agreement, Univar Solutions shall not treat the failure of Executive or Univar Solutions to achieve performance goals alone as creating Cause for termination of Executive’s employment.

3.1.2.    “Good Reason,” shall mean:

(i) Subject to the requirements of Section 3.1.2(ii), the occurrence of one or more of the following:

(A) a material reduction in Executive’s Base Salary (as defined below) or a material reduction in target annual incentive compensation opportunity, in each case other than a reduction which is applicable to all employees in the same salary grade as Executive;
(B)  a material diminution in Executive’s title, duties or responsibilities; or
(C) a transfer of Executive’s primary workplace by more than 35 miles from Executive’s current workplace.

(ii) None of the conditions described in Section 3.1.2(i) shall constitute Good Reason unless:
(A) Executive provides notice to Univar Solutions of the condition claimed to constitute Good Reason within sixty (60) days of its existence;
(B) Univar Solutions shall fail to have remedied the condition within thirty (30) days of Univar Solutions’ receipt of the notice described in Section 3.1.2(ii)(A); and
(C) Executive shall resign (giving appropriate written notice of termination) and terminate employment with Univar Solutions within thirty (30) days following the end of the thirty (30) day period described in Section 3.1.2(ii)(B).

For purposes of this Agreement, “Base Salary” shall mean the regular, periodic compensation paid to Executive, and shall not include variable compensation, such as bonuses or equity-based compensation.

3.2 By Univar Solutions other than for Cause or by Executive for Good Reason. If Univar Solutions terminates Executive’s employment other than for Cause or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, Executive shall be entitled to the following:

3.2.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.2.2    A severance payment, payable in a lump sum payment not later than sixty (60) days following Executive’s termination date (other than with respect to subsection (iii) below), in an amount equal to the sum of
(i) [twelve / eighteen] months of Executive’s Annual Base Salary; plus
(ii) 100% of the target bonus for the year in which Executive’s employment terminates; plus
(iii) an amount equal to a pro-rated bonus for the year in which Executive’s employment terminates. Such pro-rated bonus will be determined by multiplying (A) the actual bonus (if any) Executive would have earned for that year, based on the level at which the applicable performance goals for such year are in fact attained, had Executive continued in Univar Solutions’ employ through the date that bonus award becomes due and payable by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Executive remained in Univar Solutions’ employ during that year and the denominator of which is twelve (12), with such pro-rated bonus (if any) to be paid at the same time and in same form that the bonus payment for such year would have been made following the completion of that year had Executive remained in Univar Solutions’ employ through the payment date; plus

3.2.3 For a period of eighteen (18) months following the Executive’s termination date, if Executive elects COBRA health care continuation coverage, Executive shall be eligible to continue to receive the medical and dental coverage provided by Univar Solutions as of the Executive’s termination date (or generally comparable coverage) for himself [and, where applicable his spouse and dependents, as the same may be changed from time to time for employees of Univar Solutions generally; provided that in order to receive such continued coverage, Executive shall be required to pay to Univar Solutions the full amount of the monthly premium payments for such coverage, at the time such payments are due, and Univar Solutions shall, on the first payroll of the month following the payment of each such premium, reimburse Executive for an amount that, prior to withholding for applicable taxes, is equal to the amount of such monthly premium;

provided that Executive signs and delivers to Univar Solutions (and does not revoke) a release substantially in the form attached as Exhibit A (Illinois) (the “Release”) within the time period specified in the Release (the “Applicable Release Period”). For avoidance of doubt, Univar Solutions shall have no obligation to make any payments or provide any benefits to Executive under this Agreement, unless the Executive signs and delivers to Univar Solutions a Release within the Applicable Release Period and the Executive has not revoked the release during the applicable revocation period. This limitation on Univar Solutions’ obligation to pay Executive is not applicable to any payments required to be made by an applicable statute without a release.

The termination of Executive’s employment as a result of Executive’s Total Disability (as defined below) shall not be treated as a termination without Cause for purposes of this Section 3.2.

“Total Disability” shall have the same meaning as the term “Total Disability” as used in Univar Solutions’ long-term disability policy, if any, in effect on the date of termination. If Univar Solutions does not have a long-term disability policy in effect on that date, “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties for an aggregate of 90 days in any twelve (12) month period (or such greater number of business days as the [CEO] [Board of Directors] may specify in her/his discretion).

3.3 Due to Executive’s Death or Total Disability. If Executive’s employment terminates by reason of Executive’s death or Total Disability, Univar Solutions shall pay to Executive:

3.3.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.3.2    A lump sum payment not later than 15 days following Executive’s termination date, in an amount equal to 100% of the target bonus for the year in which Executive’s employment terminates.

3.4 By Univar Solutions without Cause or by Executive with Good Reason in connection with a Change in Control. If, during a Protection Window (as defined below) Univar Solutions terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, Executive shall be entitled to the following:

3.4.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.4.2    A severance payment, payable in a lump sum payment not later than sixty (60) days following Executive’s termination date, in an amount equal to the sum of
(i) [24 / 30] months of Executive’s Annual Base Salary plus
(ii) [200 / 250] percent of the target bonus for the year in which Executive’s employment terminates; plus
(iii) an amount equal to a pro-rated bonus for the year in which Executive’s employment terminates. Such pro-rated bonus will be determined by multiplying (A) Executive's target bonus for that year by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Executive remained in Univar Solutions’ employ during that year and the denominator of which is twelve (12); plus

3.4.3 For a period of eighteen (18) months following the Executive’s termination date, if Executive elects COBRA health care continuation coverage, Executive shall be eligible to continue to receive the medical and dental coverage provided by Univar Solutions as of the Executive’s termination date (or generally comparable coverage) for himself and, where applicable his spouse and dependents, as the same may be changed from time to time for employees of Univar Solutions generally provided; that in order to receive such continued coverage, Executive shall be required to pay to Univar Solutions the full amount of the monthly premium payments for such coverage, at the time such payments are due, and Univar Solutions shall, on the first payroll of the month following the payment of each such premium, reimburse Executive for an amount that, prior to withholding for applicable taxes, is equal to the amount of such monthly premium.

3.4.4 If Executive’s termination occurs during the Protection Window, but prior to the Change in Control, for purposes of this Agreement the termination will be deemed to have taken place immediately after the Change in Control and Executive shall be entitled to payment of Executive’s Base Salary for the period between the actual termination date and the Change in Control.

3.4.5. Univar Solutions shall have no obligation to make any payment under this Section 3.4, however, unless Executive signs and delivers to Univar Solutions (and does not revoke) the Release within the Applicable Release Period. This limitation on Univar Solutions’ obligation to pay Executive is not applicable to any payments required to be made by an applicable statue without a release.

3.4.6. Termination of Executive’s employment as a result of Executive’s Total Disability shall not be treated as a termination without Cause for purposes of this Section 3.4.

3.4.7. “Protection Window” shall mean the period beginning three months prior to the occurrence of a Change in Control (as defined below) and ending 24 months following a Change in Control. If Executive’s termination occurs during the Protection Window, but prior to the Change in Control, for purposes of this Agreement the termination will be deemed to have taken place immediately after the Change in Control. If Univar Solutions has already paid severance to Executive by reason of a termination of employment that is later determined to have occurred during the Protection Window, any additional severance amounts due under this Section 3.4 shall be paid to Executive as soon as practicable following the Change in Control.

3.4.8. “Change in Control” shall mean the first to occur of any of the following events:

(i) any transaction, whether by way of sales of capital stock, merger, consolidation or otherwise, that would result in the direct or indirect beneficial ownership by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act), excluding Univar Solutions, any of its Affiliates, any employee benefit plan of Univar Solutions or any of its Affiliates, and those persons holding equity interests in Univar Solutions as the date hereof (the “Investors”) (and any “group” that includes any of the Investors and any member of such group, if the non-Investor members of such group do not by themselves, directly or indirectly, own more than 50% of Univar Solutions’ then outstanding voting securities), or any Affiliates (as defined in Section 4.7) of any of the foregoing, of more than 50% of the combined voting power of Univar Solutions’ (or, if applicable, the surviving company after such a merger) then outstanding voting securities;

(ii) within any 12-month period, the persons who were members of the Univar Solutions board of directors (the “Board”) at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii); or

(iii) the sale, transfer or other disposition of all or substantially all of the assets of Univar Solutions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of Univar Solutions;

in each case, provided that such event also constitutes a “change in control” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if Univar Solutions files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or because of any restructuring that occurs because of any such proceeding.

3.4.9. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 3.4.9, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (A) in full (“Full Payment”) or (B) reduced to the minimum extent necessary (“Reduced Payment”) to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the Full Payment or Reduced Payment results in Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made in accordance with Section 409A of the Code and the following: (1) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (2) Covered Payments shall then be reduced as follows: (x) cash payments shall be reduced before non-cash payments; and (y) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 3.4.9 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3.4.9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.4.9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.4.9.

4.    Confidential Information and Trade Secrets

4.1 Executive recognizes that the success of Univar Solutions and its Affiliates depends upon the protection of information or materials that are confidential, proprietary or both (“Confidential Information”). Confidential Information includes information that is designated as Confidential Information and information that, based on its nature or the circumstances surrounding its access or disclosure, should reasonably be deemed confidential. Confidential Information includes (regardless of medium or method of disclosure or access):
•all business plans and marketing strategies;
•information concerning existing and prospective markets, suppliers, and customers;
•financial information;
•information concerning the development of new products and services;
•technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 6.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques; and,
•information provided by third parties under circumstances that require them to maintain the confidentiality of such information.
Executive shall have no confidentiality obligation with respect to disclosure of information that:
•was, or at any time becomes, available in the public domain other than through Executive’s action or inaction; or

•Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar Solutions or any of its Affiliates.

4.2 Executive further recognizes that some of Univar Solutions’ and its Affiliates’ Confidential Information constitute “Trade Secrets” as that term is defined under the Illinois Uniform Trade Secrets Act.

4.3 During and after termination of employment with Univar Solutions, regardless of the reason for termination, Executive shall not use or disclose Univar Solutions’ or its Affiliates’ Trade Secrets so long as they remain Trade Secrets, and nothing in this Agreement shall limit Executive’s duties not to disclose or use Univar Solutions’ or its Affiliates’ Trade Secrets, or Univar Solutions’ remedies in the event Executive engages in such disclosure or use.

4.4 Executive agrees that while Executive is employed by Univar Solutions and during the two (2) year period commencing on the date Executive’s employment with Univar Solutions ends, for whatever reason, Executive will use Confidential Information only for the benefit of Univar Solutions and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason unless such acts by Executive are permitted under this Agreement or have been expressly authorized in writing on behalf of Univar Solutions. Following the end of Executive’s employment with Univar Solutions, Executive must never use or disclose any Confidential Information which constitutes a Trade Secret. Univar Solutions permits Executive to disclose Confidential Information if (a) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation Sec. 240.21F-17) or (b) required pursuant to an order or requirement of a court, administrative agency or other government body.

4.5 This Agreement constitutes notice to Executive that, under the 2016 Defend Trade Secrets Act (DTSA), the following rules shall be applicable:

(i) No individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined under the DTSA) that:

(A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and

(ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

In addition, if Executive’s employment is governed by UK Law, nothing in this Agreement shall prevent Executive from making a protected disclosure under section 43A of the UK Employment Rights Act 1996.

4.6 Executive hereby assigns to Univar Solutions any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar Solutions and/or its Affiliates or their assigns.

4.7 This Agreement contains all rights, understandings, agreements or representations between Executive and Univar Solutions, whether express or implied, regarding Confidential Information.

4.8     Executive’s obligations under this Section 4 are in addition to any obligations that Executive has under state or federal law, or any other applicable law.

4.9 During Executive’s employment with Univar Solutions, Executive will not violate in any way the rights that any entity, including any former employer, has with regard to trade secrets or proprietary or confidential information.

4.10 “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar Solutions (or other entity, as applicable), whether through ownership of voting securities, by contract or otherwise.

4.11 Executive’s obligations under this Section 4 are indefinite in term, whether or not Executive is employed by Univar Solutions, and shall survive the termination of this Agreement unless otherwise limited by the terms of this Agreement.

5.    Return of Univar Solutions Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar Solutions, its applicable Affiliate or both. Executive shall deliver to Univar Solutions all tangible items containing any Confidential Information that Executive possesses or controls upon the termination of Executive’s employment with Univar Solutions (or upon Univar Solutions’ request, if sooner). Executive shall also preserve and return any keys, equipment, identification or credit cards, or other property belonging to Univar Solutions or its Affiliates upon termination or request.

6. Inventions.

6.1 All Inventions (as defined below) related to Univar Solutions’ then existing or proposed business that Executive develops creates, conceives or reduces to practice (whether alone or with others) during Executive’s employment with Univar Solutions (whether or not during working hours or using Univar Solutions’ facility or equipment) or within three months thereafter are the exclusive property of Univar Solutions (the “Univar Solutions Inventions”). “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered. In recognition of Univar Solutions’ ownership of the Univar Solutions Inventions, Executive shall make prompt and full disclosure to Univar Solutions of all Univar Solutions Inventions. Executive will hold in trust for the sole benefit of Univar Solutions, and (subject to

Section 6.2 below) hereby assigns, and agrees to assign in the future, exclusively to Univar Solutions all of Executive’s right, title, and interest in and to all Univar Solutions Inventions.

6.2 The provisions, above, regarding Inventions, are not applicable to Inventions for which no equipment, supplies, facilities, or trade secret information of Univar Solutions or its Affiliates was used and which was developed entirely on Executive’s own time, unless

(a) the Invention relates to the business of Univar Solutions or its Affiliates or to Univar Solutions’ or its Affiliates’ actual or demonstrably anticipated research or development; or

(b) the Invention results from any work performed by the Executive for Univar Solutions.

The parties agree that the provisions in this Agreement assigning ownership rights in any Invention of Executive is intended to comply with the requirements of the Illinois Employee Patent Act, 765 ILCS 1060/l, et seq., or any similar statute in any other jurisdiction, and that these provisions are to be interpreted in a manner consistent therewith.

6.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws or works made in the course of employment under Canadian copyright laws, they are hereby agreed to be works made for hire or works made in the course of employment under applicable law. To the extent any such works do not qualify as a “work made for hire” or works made in the course of employment under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar Solutions subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar Solutions, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar Solutions or its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar Solutions may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive.

6.4 Executive hereby waives and quitclaims to Univar Solutions any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Univar Solutions Inventions. Executive agrees to cooperate fully with Univar Solutions and take all other such acts requested by Univar Solutions (including signing applications for patents, assignments, and other papers, and such things as Univar Solutions may require) to enable Univar Solutions to establish and protect its ownership in any Univar Solutions Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason after reasonable attempts by Univar Solutions, Executive hereby irrevocably appoints Univar Solutions and its officers and agents as Executive’s agent and attorneyinfact to execute such documents on Executive’s behalf.

6.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar Solutions and belonging to Executive that Executive wishes to have excluded from this Section 6 (the “Excluded Inventions”). If during Executive’s employment with Univar Solutions, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar Solutions or its Affiliates, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar Solutions or its Affiliates, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

7.    Nonsolicitation and Noncompetition. Executive agrees to be bound by the nonsolicitation and noncompetition provisions set forth in Exhibit B hereto. The parties agree that the initial twelve (12) months of the severance payment provided for in Section 3.4.2(i) shall be allocated as consideration provided to Executive in exchange for his/her agreeing to be bound by the nonsolicitation and noncompetition provisions set forth in Exhibit B hereto. The balance of the severance benefits and other obligations undertaken by Univar Solutions pursuant to this Agreement shall be allocated as consideration for all other promises and obligations undertaken by Executive, including execution of the Release.

8.    Remedies. Executive’s violation of any of Sections 4, 5, 6 or 7 of this Agreement would cause Univar Solutions or its Affiliates irreparable harm which would not be adequately compensated by monetary damages. Univar Solutions is entitled to an injunction by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach by Executive of the obligations set forth in any of Sections 4, 5, 6 or 7. This Section 8 does not limit Univar Solutions or its Affiliates from seeking any other relief or damages to which they may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 4, 5, 6 or 7. The parties agree and acknowledge that Univar Solutions’ Affiliates are intended beneficiaries of this Agreement and may seek to enforce the provisions of this Agreement should Executive breach those provisions.

9.    Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Univar Solutions or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in DuPage County, Illinois. Notwithstanding the foregoing, if the office to which Executive is assigned is more than 300 miles from DuPage County, Illinois, then the venue of any litigation arising out of Executive’s employment with Univar Solutions or interpreting or enforcing this Agreement shall lie in the court of appropriate jurisdiction located in closest proximity to the office to which Executive is assigned.

10.    Disclosure. Executive agrees fully and completely to reveal the terms of the terms of Sections 4, 5, 6 or 7 of this Agreement to any prospective employer of Executive before entering into any contractually binding agreement to perform services and authorizes Univar Solutions and its Affiliates, at their election, to make such disclosure. Immediately after agreeing to provide services to any person during the period of twelve (12) months following Executive’s termination of employment, Executive will notify Univar Solutions of the identity of that person.

11.    Representation of Executive. Executive represents and warrants to Univar Solutions that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. In the course of Executive’s employment with Univar Solutions, Executive shall not violate any obligation that Executive may owe any third party, including former employers.

12.    Fees. In any litigation relating to the interpretation or enforcement of this Agreement, the prevailing party will be entitled to recoup the costs and attorneys’ fees it incurs.

13.    Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar Solutions may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. Executive’s transfer of employment to a successor shall not, by itself, be deemed a termination of employment under Section 3 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar Solutions, its successors and assigns.

14.    Notices. Any notice required or permitted to be given by this Agreement must be in writing and delivered by e-mail, hand, or registered or certified mail, at a valid address (including e-mail address) of Executive on file with Univar Solutions, or in the case of Univar Solutions at the address of its principal executive offices (attention: Chief Executive Officer), or such other address as may be provided to each party by the other.

15.    Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement violates any applicable law, or is or becomes unenforceable or void, then such provision shall be deemed modified only to the extent necessary so that it no longer violates such law and becomes unenforceable. As modified in accordance with the previous sentence, if necessary, each provision of this Agreement will be enforced to the fullest extent permitted by law. If it is impossible to modify a provision that violates any applicable law, or is or becomes unenforceable or void, that provision shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

16.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will constitute a waiver of that right or remedy. No single or partial waiver of a breach of any provision of this Agreement waives any subsequent breach. A single or partial exercise of any right or remedy under this Agreement will not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy granted by this Agreement or by applicable law.

17.    Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law provisions. Notwithstanding the foregoing, if a Court of competent jurisdiction determines that the laws of the State of Illinois, as applied to the validity, construction and performance of this Agreement, violate the public policy of the state, province or country (if outside of the United States) where Executive is employed, then the laws of that state, province or country shall apply to this Agreement, but only as those areas of this Agreement where the laws of the State of Illinois are found to be in violation of that state’s, province’s or country’s public policy.

18.    Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar Solutions, except for obligations under Sections 1, 2 and 3.

19.    Entire Agreement. This Agreement contains the entire agreement of Executive and Univar Solutions with respect to the subject matter of cash severance payable to Executive in connection with termination of employment, and supersedes all prior agreements and understandings with respect to such subject matter. This Agreement is not intended to have any impact on any employee benefit plans that may provide for benefits following termination of employment, nor is in intended to have any impact on equity-based compensation plans, grants or arrangements that may include provisions regarding what is forfeited and/or what is payable or continues in effect, as the case may be, following Executive’s termination of employment. There are no other representations or agreements related to the terms and conditions of Executive’s employment with Univar Solutions. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver or modification is sought. In order to be binding on Univar Solutions, a waiver or modification must be signed by the Executive Chair, Board Chair or Compensation Committee Chair of Univar Solutions’ Board of Directors.

20.    Executive’s Recognition of Agreement. Executive is entitled to have this Agreement reviewed by an attorney of Executive’s selection, at Executive’s expense, prior to signing; Executive has either done so or elected to forgo that right. Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar Solutions and its Affiliates.

21.    Code Section 409A. The benefits (“Severance Benefits”) provided under Section 3 of this Agreement are intended to comply with Section 409A of the Code or to otherwise be exempt therefrom.

21.1.1 Notwithstanding anything herein to the contrary, if (a) the Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any Severance Benefits or other payment or benefit provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to “additional tax”, interest or penalties under Section 409A of the Code, then any such Severance Benefit or other payment or benefit that is payable during the first six months following the Executive’s “separation from service” shall be paid or provided to the Executive in a cash lump-sum on the first business day of the seventh calendar month following the month in which the Executive’s “separation from service” occurs. Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a “separation from service.

21.1.2 To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. For the purposes of this Agreement, each payment made pursuant to Section 3 shall be deemed to be separate payments, amounts payable under Section 3 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

21.1.3. In no event may an Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release Agreement) shall be paid in the later taxable year.

22.    Taxes. Univar Solutions makes no representations or warranties regarding the tax treatment of any payments or benefits provided under this Agreement. Executive is strongly urged to consult with his or her own personal tax or financial advisor regarding the impact of this Agreement on Executive in light of Executive’s personal tax and financial situation. In addition, any payments due under this Agreement shall be subject to all required withholdings for federal, state and local income and/or wage taxes, for Social Security and Medicare taxes, and any other taxes for which holding is required under applicable law.

    Executive and Univar Solutions have signed and delivered this Agreement as of the date first above written.

UNIVAR SOLUTIONS INC.	EXECUTIVE

By____________________________________	______________________________________
(Signature)
Kimberly L. Dickens	[Executive Name]
Senior Vice President and Chief People Officer
______________________________________
(Date)

EXHIBIT A (Illinois)

RELEASE

    This Release (“Release”) is entered into by __________ (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Solutions Inc. (the “Company”).

1.    Executive’s last day of employment with the Company was ____________ (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2.    Executive has been provided all compensation and benefits earned Executive by virtue of employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation and excluding the amount payable to Executive under the Severance and Change in Control Agreement between Executive and the Company (“CIC Agreement”).

3.    As consideration for the obligations undertaken by the Company pursuant to the CIC Agreement, Executive hereby releases the Company and its affiliates, and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the CIC Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), Fair Labor Standards Act, the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release, claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law.

4.    Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5.    Executive represents and warrants that Executive has turned over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company.

6.    Executive specifically agrees as follows:

a.    Executive has carefully read this Release and understands it;

b.    Executive is knowingly and voluntarily entering into this Release;

c.    Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d.     Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e.    Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f.    Executive understands he has a period of twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g.    If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void. The effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h.    Executive may accept this Release before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7.    Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the CIC Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

8.    Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9.    This Release shall be interpreted pursuant to Illinois law without regard to conflicts of law principles.

Executive:

______________________________________
(Signature)

______________________________________
(Print Name)

Dated: ________________________________

EXHIBIT B (Illinois)

During Executive’s employment with Univar Solutions, and for a period expiring eighteen (18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the Restricted Geographic Area (defined below), directly or indirectly:

    1.    solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar Solutions or any of its Affiliates to alter or discontinue his or her relationship with Univar Solutions or its Affiliates. This shall not bar any employee of Univar Solutions or its Affiliates from applying for or accepting employment with any person or entity;

    2.    solicit from any person or entity that was a customer of Univar Solutions or any of its Affiliates during the last two (2) years of Executive’s employment with Univar Solutions, any business of a type or nature similar to the business that Univar Solutions or any of its Affiliates offered to such customer, if the customer was a person or entity to which the Executive and/or one or more employees or business units supervised, managed or directed by Executive sold products or services on behalf of Univar Solutions or its Affiliates during the eighteen (18) month period immediately preceding the last date of Executive’s employment with Univar Solutions;

    3.    solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar Solutions or any of its Affiliates to discontinue its relationship with Univar Solutions or its Affiliates;

    4.    solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar Solutions or its Affiliates, if the customer was a person or entity to which the Executive and/or one or more employees or business units supervised, managed or directed by Executive sold products or services on behalf of Univar Solutions or its Affiliates during the eighteen (18) month period immediately preceding the last date of Executive’s employment with Univar Solutions; or

    5.    engage in or participate in any of the following businesses, directly or indirectly, whether as an employer, officer, director, owner, stockholder, employee, partner, joint venturer or consultant, where Executive’s duties shall involve any level of strategic input: chemical or ingredient distribution or waste remediation. This provision shall not bar Executive from performing clerical, menial or manual labor for any such business.

For purposes of this Exhibit B, the “Restricted Geographic Area” shall mean the geographic area in which Executive performed any services, or others supervised by Executive performed services, on behalf of Univar Solutions or its Affiliates during the twenty four (24) month period immediately preceding the termination of Executive’s employment with Univar Solutions, regardless of the reason for such termination, and the parties agree and acknowledge that the Restricted Geographic Area shall include the United States, Western Europe, Canada, Mexico and Brazil, as Univar Solutions and its Affiliates do business in all of these locations.

So long as Executive does not otherwise violate any of the provisions of this Exhibit B set forth above, nothing in this Exhibit B limits Executive’s ability to:

    1.    hire an employee of Univar Solutions or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment; or

    2.     own not more than 5% of the equity of a publicly traded entity.

The parties agree that the provisions of this Exhibit B do not impose an undue hardship on Executive and are not injurious to the public, and that Executive will be able to find meaningful employment without violating any of the provisions set forth in this Exhibit B. These provisions are necessary to protect the business of Univar Solutions and its Affiliates. Because the nature of Executive’s responsibilities with Univar Solutions under this Agreement provide Executive with access to Confidential Information and Trade Secrets that are valuable and confidential to Univar Solutions and its Affiliates, Univar Solutions would not employ Executive if Executive did not agree to the provisions of this Exhibit B. The provisions of this Exhibit B contain reasonable restrictions of scope and duration and Executive received adequate consideration to agree to them. If a court or other tribunal determines that any provision of this Section 7 is unreasonably broad or extensive, Executive agrees that such court should narrow that provision only to the extent necessary to make it reasonable and enforceable as narrowed.

This Exhibit B supplements and does not replace any other obligations the Executive may have with regard to the subject matter herein.